Exhibit 99.1
Intersect ENT Reports First Quarter 2021 Financial Results
- Increases 2021 Revenue Guidance to $117 Million to $121 Million -
MENLO PARK, Calif. — May 10, 2021 — Intersect ENT, Inc. (Nasdaq: XENT), a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care, today reported financial results for the first quarter ended March 31, 2021.
First Quarter 2021 Overview
•Revenue of $24.3 million in the first quarter of 2021, up 23%, compared to $19.8 million in the first quarter of 2020.
•Strong quarterly SINUVA revenue of $2.4 million.
•Global Balloon and Navigation portfolio generated revenue of $1.5 million.
•Cash, cash equivalents, restricted cash, and short-term investments were $89.0 million as of March 31, 2021.
•Increases 2021 full-year revenue guidance to $117 million to $121 million.
Total revenue was $24.3 million for the first quarter of 2021, up 23%, compared to $19.8 million for the same period of 2020. This year-on-year increase was attributable to increased PROPEL® revenue resulting from the reduced impact on demand from the COVID-19 pandemic on elective surgical procedures. In addition, the Company generated increased SINUVA revenue from improved access and coverage and a shift in sinus procedures towards ambulatory surgery centers and the office setting of care. Revenue for the PROPEL® family of products for the quarter was $20.4 million. First quarter revenue for SINUVA® was $2.4 million, up significantly from the same period a year ago. The Company also realized $1.5 million of revenue from the newly added Global Balloon and Navigation product portfolio.
“We are pleased with our first quarter results highlighted by the continued resilience in our PROPEL franchise despite the impact of COVID-related headwinds in the quarter. The continued and growing momentum in our SINUVA business is also a highlight of the quarter. PROPEL and SINUVA performance underscore the differentiated value proposition of our proprietary localized drug delivery sinus offerings and their clinical appropriateness across all settings of care,” said Thomas A. West, President and CEO of Intersect ENT. “Looking ahead, we anticipate sequential improvement throughout our business in the second quarter and beyond based on positive trends for elective and office-based sinus procedures. These encouraging trends, combined with our first quarter performance and a broader product portfolio inclusive of navigation and sinus balloons, give us confidence to raise our 2021 revenue guidance. Moreover, we believe Intersect ENT is now well-positioned to achieve sustainable year-on-year growth.”
Gross profit for the first quarter of 2021 was $15.9 million and gross margin was 65%, compared to gross profit of $13.4 million and gross margin of 68% for the same period of 2020. Gross margin was unfavorably impacted by amortization of intangible assets, production related period costs, and project costs, collectively representing approximately 4% of revenues.
Operating expenses for the first quarter of 2021 were $34.4 million, compared to $31.3 million in the same period of 2020. R&D expenses increased to $6.4 million from $5.1 million for the same period of 2020 which reflects increased clinical activities and expenses associated with the Company’s newly acquired Fiagon portfolio, and other related expenses. SG&A expenses increased to $28.1 million from $26.2 million for the same period of 2020 due to the consolidation of Fiagon and costs associated with the integration of Fiagon.

Net loss for the first quarter of 2021 was $20.0 million, or $0.61 per share, compared to $17.5 million, or $0.54 per share, in the same period of 2020. Adjusted net loss for the first quarter of 2021 was $16.9 million, or $0.51 per share. Adjusted net loss excludes a $0.3 million loss on embedded derivatives, $0.9 million of intangible asset amortization expense, and $1.9 million in integration costs associated with the Fiagon acquisition. There were no adjustments in the same period of 2020.
The balance of cash, cash equivalents, restricted cash, and short-term investments as of March 31, 2021 was $89.0 million, compared to $105.5 million at the start of the year.

Subsequent Event
On April 26, 2021, Intersect ENT was notified by a European Notified Body of deficiencies in certain policies and processes after an audit at the Company’s Menlo Park, CA facility. As a result of the deficiencies, the Company’s CE Marks for PROPEL and PROPEL Mini have been suspended while it completes necessary remediation activities and submits the response. During the suspension, the Company remains permitted to sell existing inventory located in the European Union. On May 7, 2021, Intersect ENT completed its formal response and will be submitting that response in a filing to the Notified Body on May 10, 2021. Prior to that filing, the Company received positive feedback relative to the submission content from the inspector and the Company expects to meet all regulatory filing requirements in a timely manner. While the CE Marks are suspended, Intersect ENT believes it remains compliant in all other jurisdictions and no other aspects of the business, including the Fiagon products, have been impacted.
Guidance
With the ongoing improvement in the COVID-19 environment, the rebound in elective procedures and gradual opening of the hospital setting of care, and the opportunity to leverage its broader portfolio of product offerings, Intersect ENT is raising its full year 2021 revenue guidance from a range of $116 million - $120 million to a range of $117 million - $121 million. The Company’s full year 2021 guidance reflects the expected further recovery of COVID-impacted elective sinus procedures supported by a significant increase in the number of individuals vaccinated against COVID-19. Full year 2021 gross margin is expected to be in the low-to-mid 70s. Based on current expectations of the operating environment in 2021 and 2022, the Company believes it has adequate cash and other resources to operate well into 2022.
Non-GAAP Measures vs. GAAP Financial Measures
This release contains a financial measure, adjusted net loss, that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of adjusted net loss to net loss, the most directly comparable GAAP financial measure, is provided in the financial schedules portion at the end of this press release. Adjusted net loss differs from net loss and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, adjusted net loss should not be considered a substitute for, or superior to, net loss calculated in accordance with GAAP.
The Company uses adjusted net loss to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that adjusted net loss is useful to investors as it reflects an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Webcast and Conference Call Information
Intersect ENT will host a conference call at 8:30 a.m. ET (5:30 a.m. PT) today to discuss the Company’s first quarter 2021 results and business guidance. To access the conference call via the internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/sreg/10154199/e621cf9664.

A replay of the conference call may be accessed one to two hours after the call at www.intersectENT.com or via phone at 877-344-7529 or 412-317-0088 for international callers. The reference number to enter the replay of the call is 10154199. The dial-in replay will be available for a week after the call and via the internet for approximately one month.
About Intersect ENT
Intersect ENT is a global ear, nose and throat medical technology leader dedicated to transforming patient care. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care. In October 2020, Intersect ENT acquired Fiagon AG Medical Technologies, a global leader in electromagnetic surgical navigation solutions with an expansive portfolio of ENT product offerings, including the VENSURE sinus balloon, that complement the Company's PROPEL® and SINUVA® sinus implants and extend its geographic reach.
For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.
Intersect ENT®, PROPEL® and SINUVA®, are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements
The forward-looking statements in this press release are based on Intersect ENT's current expectations and inherently involve significant risks and uncertainties. These statements include Intersect ENT’s expectations regarding the impact of recent changes in CMS product coding, the effect that additions of the VENSURE sinus balloon and CUBE navigation will have on its business, that it is well-positioned to return to growth in 2021, and that it expects gross margin to recover further as volumes return and grow, as well as the statements under the caption “Guidance.” Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements due to risks and uncertainties, including: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the unknown state of the U.S. economy following the pandemic; the level of demand for Intersect ENT's products as the pandemic subsides; the ability of Intersect ENT to effectively and efficiently resume full commercial and manufacturing operations; the time it will take for the economy to recover from the pandemic; the sufficiency of capital to run the Company into 2022; and others which are described in the Company's latest form 10-K and 10-Q filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.
CONTACT:
Intersect ENT, Inc.
Randy Meier, 650-641-2105
ir@intersectENT.com

Intersect ENT, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except percentages and per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$24,328	$19,826
Cost of sales	8,455	6,410
Gross profit	15,873	13,416
Gross margin	65%	68%
Operating expenses:
Selling, general and administrative	28,077	26,200
Research and development	6,370	5,146
Total operating expenses	34,447	31,346
Loss from operations	(18,574)	(17,930)
Interest expense	(1,375)	—
Other income (expense), net	(504)	397
Loss before income taxes	(20,453)	(17,533)
Provision for income tax (benefit)	(422)	—
Net loss	$(20,031)	$(17,533)
Net loss per share, basic and diluted	$(0.61)	$(0.54)
Weighted average common shares used to compute net loss per share, basic and diluted	33,022	32,365

Intersect ENT, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)	(1)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$70,524	$88,027
Accounts receivable, net	14,581	14,592
Inventories, net	13,217	12,054
Prepaid expenses and other current assets	3,965	3,494
Total current assets	102,287	118,167
Property and equipment, net	5,242	5,624
Operating lease right-of-use assets	16,813	17,151
Intangible assets, net	20,312	21,193
Goodwill	46,639	46,639
Restricted cash	18,345	17,500
Other non-current assets	801	1,107
Total assets	$210,439	$227,381
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,943	$6,042
Accrued compensation	10,917	13,559
Deferred acquisition related consideration, current	20,149	21,071
Other current liabilities	5,529	3,575
Total current liabilities	43,538	44,247
Operating lease liabilities	15,913	17,736
Convertible notes, net	64,216	63,650
Deferred acquisition related consideration, non-current	32,206	33,167
Deferred tax liability and other non-current liabilities	2,309	1,569
Total liabilities	158,182	160,369
Total stockholders’ equity	52,257	67,012
Total liabilities and stockholders’ equity	$210,439	$227,381
(1)Amounts have been derived from the December 31, 2020 audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Intersect ENT, Inc.
Reconciliation of Condensed Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Non-GAAP Net Loss
Net Loss, as reported (GAAP)	$(20,031)	$(17,533)
Loss on embedded derivatives	346	—
Amortization of intangible assets	882	—
Integration costs	1,896	—
Adjusted Net Loss (non-GAAP)	$(16,907)	$(17,533)
Basic and Diluted Net Loss per Share:
Net Loss per share, as reported (GAAP)	$(0.61)	$(0.54)
Adjusted Net Loss per share (non-GAAP)	$(0.51)	$(0.54)

Shares used to compute GAAP and Non-GAAP Basic and Diluted Net Loss per Share	33,022	32,365